                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                  PFSweb, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                  PFSweb, INC.
                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of PFSweb, Inc. (the "Company"), which will be held at the Stonebriar Country Club, Frisco, Texas, on Friday, September 14, 2001 at 10:00 a.m. (local time).

     At the Annual Meeting, stockholders will be asked to elect a director, approve an amendment to the Company's 2000 Employee Stock Purchase Plan and ratify the appointment of KPMG LLP as the Company's independent auditors. Information about these matters is contained in the attached Proxy Statement.

     The Company's management would greatly appreciate your attendance at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS MOST IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card which will indicate your vote upon the matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

     I sincerely hope you will be able to attend the Annual Meeting, and I look forward to seeing you on September 14, 2001.

                                            Sincerely,

                                            /s/ MARK C. LAYTON

                                            Mark C. Layton
                                            Chairman, President and Chief
                                            Executive Officer

July 26, 2001

                                  PFSweb, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 14, 2001

     The Annual Meeting of Stockholders of PFSweb, Inc. (the "Company") will be held on Friday, September 14, 2001 at 10:00 a.m. at the Stonebriar Country Club, Frisco, Texas, for the following purposes:

          1. To elect one Class II director;

          2. To consider and act upon a proposal to amend the Company's 2000 Employee Stock Purchase Plan so as to increase the number of shares thereunder;

          3. To ratify the appointment of KPMG LLP as the Company's independent auditors for the nine month transition period ending December 31, 2001; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on July 20, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to execute and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter properly brought before the Annual Meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope promptly, so that your shares of stock may be represented at the meeting.

                                            By Order of the Board of Directors

                                            /s/ HARVEY H. ACHATZ
                                            Harvey H. Achatz
                                            Secretary

Plano, Texas
July 26, 2001

                                  PFSweb, INC.
                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074
                                 (972) 881-2900

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders of PFSweb, Inc., a Delaware corporation ("PFSweb" or the "Company"), in connection with the solicitation of proxies for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Stonebriar Country Club, Frisco, Texas, on Friday, September 14, 2001, at 10:00 a.m. and at any and all adjournments thereof.

     This solicitation is being made on behalf of the Board of Directors of the Company. This Proxy Statement, Notice of Annual Meeting of Stockholders, the enclosed proxy card and the Company's 2001 Annual Report on Form 10-K were first mailed to stockholders on or about July 31, 2001.

     The shares represented by a proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the stockholder will be voted:

          (i) in favor of the election of the nominee to the Board of Directors listed in this Proxy Statement;

          (ii) in favor of the amendment to the Company's 2000 Employee Stock Purchase Plan so as to increase the number of shares thereunder; and

          (iii) to ratify the appointment of KPMG LLP as the Company's independent auditors for the nine month transition period ending December 31, 2001.

     Any proxy given by a stockholder may be revoked at any time before its exercise by sending a subsequently dated proxy or by giving written notice of revocation, in each case, to the Company's Secretary, at the Company's principal executive offices at the address set forth above. Stockholders who attend the Annual Meeting in person may withdraw their proxies at any time before their shares are voted by voting their shares in person.

     Stockholders of record at the close of business on July 20, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the issued and outstanding voting securities of the Company consisted of 18,114,092 shares of common stock, par value $.001 per share (the "Common Stock"), each of which is entitled to one vote on all matters which may properly come before the Annual Meeting or any adjournment thereof.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each item presented herein to be voted on at the Annual Meeting must be approved by the affirmative vote of a majority of the holders of the number of shares present either in person or represented by proxy. The inspector of elections appointed by the Company will count all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. Abstentions and "broker non-votes" (nominees holding shares for beneficial owners who have not voted on a specific matter) will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, abstentions and broker non-votes will have no effect on the vote, because the vote required is a majority of the votes actually cast (assuming the presence of a quorum).

EXPLANATORY NOTE

     Except as otherwise noted, all references in this Proxy Statement to the Company's fiscal year mean the 12 month period ending on March 31 of such year (i.e., the 2001 fiscal year is the fiscal year ended March 31, 2001). The Company recently determined to change its fiscal year-end from March 31 to December 31.

     Prior to July 6, 2000, the Company was a subsidiary of Daisytek International Corporation ("Daisytek"). In December 1999, the Company completed an initial public offering (the "Offering") of approximately 19.9% of its outstanding common stock as the first step in the spin-off and separation of the Company from Daisytek. In order to effect this spin-off, on June 8, 2000, Daisytek declared a dividend on its common stock consisting of a total of 14,305,000 shares of PFSweb common stock owned by Daisytek (the "Distribution" or "spin-off"). The dividend was paid at the close of business on July 6, 2000 to the holders of record of Daisytek common stock as of the close of business on June 19, 2000, in the amount of 0.81 of a share of PFSweb common stock for each share of outstanding Daisytek common stock. See "Certain Relationships and Related Transactions -- The Company's Relationship with Daisytek."

                                     ITEM I

                              ELECTION OF DIRECTOR

     The Board of Directors presently consists of six members which are divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of the Class II director expires at the Annual Meeting. The director elected as a Class II director at the Annual Meeting will have a term of three years. The nominee as a Class II director is Chris Yates who has been nominated and recommended by the Board of Directors. If elected, Mr. Yates is expected to serve until the Company's 2004 annual meeting of stockholders and until his successor is elected and qualified. The shares represented by proxies in the accompanying form will be voted for the election of this nominee unless authority to so vote is withheld. The Board of Directors has no reason to believe that such nominee will not serve if elected, but if he should become unavailable to serve as a director, and if the Board designates a substitute nominee, the person named as proxies will vote for the substitute nominee designated by the Board. The director will be elected by a majority of the votes cast at the Annual Meeting.

     The following information, which has been provided by the individuals named, sets forth the nominee for election to the Board of Directors and the continuing Class I and III directors, such person's name, age, principal occupation or employment during at least the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is carried on and the period during which such person has served as a director of the Company.

                         DIRECTOR STANDING FOR ELECTION
                                    CLASS II

                    TERM EXPIRES AT THE 2004 ANNUAL MEETING

     Christopher Yates, age 46, has served as Executive Vice President, Chief Sales and Marketing Officer and Director of PFSweb since its inception. Mr. Yates previously served as a Director and Senior Vice President -- Business Development of Daisytek, a position he held from 1996 to 2000, with primary responsibility for the Company's business unit. Mr. Yates served as Vice President -- Business Development of Daisytek from November 1995 to February 1996, as Vice President -- Marketing from January 1994 to November 1995, as Vice President -- Sales from 1988 to 1994 and in various other sales capacities for Daisytek since 1982.

                         DIRECTORS CONTINUING IN OFFICE
                                   CLASS III

                    TERM EXPIRES AT THE 2002 ANNUAL MEETING

     Mark C. Layton, age 41, has served as Chairman of the Board, President and Chief Executive Officer of PFSweb since its inception. Mr. Layton previously held the following positions with Daisytek: Chairman of the Board from September 1999 to October 2000; President, Chief Executive Officer and Chief Operating Officer from April 1997 to February 2000; Director from 1988 to October 2000; President, Chief Operating Officer and Chief Financial Officer from 1993 to April 1997; Executive Vice President from 1990 to 1993; and Vice
President -- Operations from 1988 to 1990. Prior to joining Daisytek, Mr. Layton served as a management consultant with Arthur Andersen & Co., S.C. for six years through 1988 specializing in wholesale and retail distribution and technology. Mr. Layton is also a director of PC Mall, Inc. a direct marketer of computer products.

     Timothy M. Murray, age 49, has served as a non-employee Director of the Company since its inception. Mr. Murray is a Principal of William Blair & Company, L.L.C., an investment banking firm he joined in 1979. Mr. Murray is a director of several privately held corporations.

     Dr. Neil W. Jacobs, age 66, has served as a non-employee Director of the Company since July 2000. Dr. Jacobs is a professor of computer information systems and management at Northern Arizona University ("NAU") and a technology industry veteran. Dr. Jacobs' academic area of expertise includes strategic management issues and the role information technology plays in support of strategy and operations. From 1996 to 1999, Dr. Jacobs served as associate dean of the College of Business Administration at NAU.

                         DIRECTORS CONTINUING IN OFFICE
                                    CLASS I

                    TERM EXPIRES AT THE 2003 ANNUAL MEETING

     David I. Beatson, age 53, has served as a non-employee Director since November 2000. From June 2000 to July 2001, Mr. Beatson served as president, CEO and chairman of Supply Links, Inc., an Internet-based B2B global supply chain network that links customers to multiple transportation modes and service providers through a single platform. From July 1998 to June 2000, Mr. Beatson served as chairman, president and CEO of Circle International Group, Inc., a global transportation and logistics company. From 1991 to June 1994, Mr. Beatson served as vice-president of sales and marketing and then from June 1994 until July 1998 as president and CEO of Emery Worldwide, a global transportation and logistics company. Prior to 1991, Mr. Beatson held several management positions in the logistics and transportation industry, including American Airlines and CF Airfreight. Mr. Beatson also currently serves as an industry representative member of the Executive Advisory Committee to the National Industrial Transportation League, to which the Air Freight Association elected him in 1995. He also serves on several industry boards including the Council of Logistics Management.

     James F. Reilly, age 42, has served as a non-employee Director of the Company since its inception. Mr. Reilly is a Managing Director of JPMorgan H&Q, a division of J.P. Morgan Securities, Inc., an investment banking firm. Mr. Reilly was previously a Managing Director in the Technology Group of Warburg Dillon Read, the global investment banking division of UBS AG. Mr. Reilly was associated with Warburg Dillon Read or one of its predecessor companies from 1983 to 1999 and specialized in corporate finance advisory work for a broad range of technology companies.

EXECUTIVE OFFICERS

     In addition to the individuals named above, the following are the names, ages and positions of the other executive officers of the Company:

     Steven S. Graham, age 49, has served as Executive Vice President and Chief Technology Officer of the Company since its inception. Mr. Graham previously served as Senior Vice President of Information

Technologies and Chief Information Officer of Daisytek, a position he held from 1996 to 2000. Prior to joining Daisytek, Mr. Graham was employed by Ingram Micro, a major microcomputer distributor. Mr. Graham has 28 years of experience in the information-technology field.

     Thomas J. Madden, age 39, has served as Executive Vice President, Chief Financial and Accounting Officer of the Company since its inception. Mr. Madden previously served as Chief Financial Officer of Daisytek from 1997 to 2000, as Vice President -- Finance, Treasurer and as Chief Accounting Officer of Daisytek from 1994 to 2000 and as Controller of Daisytek from 1992 to 1994. From 1983 to 1992, Mr. Madden served in various capacities with Arthur Andersen & Co., S.C., including financial consulting and audit manager.

     C. Clifford Defee, age 42, has served as Executive Vice
President -- Operations and Client Solutions and Chief Operating Officer of the Company since its inception. From 1997 to 2000 Mr. Defee served as Vice President -- Operations of Daisytek, with primary responsibility for the Company's business unit. From 1984 to 1997, Mr. Defee served as a management consultant with Andersen Consulting, LLP specializing in retail distribution.

     Martin L. Anderson, age 35, has served as Vice President -- Customer Satisfaction of the Company since its inception. From 1998 to 2000 Mr. Anderson served as Vice President -- Call Center Operations of Daisytek, with primary responsibility for the Company's business unit and has served in various other capacities for Daisytek since 1990.

     Lindsley D. Medlin Jr., age 37, has served as Vice President -- Global Marketing since 2000. Mr. Medlin has been with the Company since its inception and previously served as Vice President and Managing Director of European Operations. Mr. Medlin previously served as a Managing Director of Daisytek, with primary responsibility for the Company's European business unit and served in various other capacities for Daisytek since 1988.

     Scott R. Talley, age 36, has served as Vice President -- International Distribution for the Company since its inception. Mr. Talley previously served as Vice President -- Distribution of Daisytek, with primary responsibility for the Company's business unit and served in various other capacities for Daisytek since 1991.

     Harvey H. Achatz, age 60, has served as Vice President -- Administration and Secretary of the Company since its inception. Mr. Achatz previously served as Vice President -- Administration and Secretary of Daisytek from 1993 and 1984 to 2000, respectively, as Vice President -- Finance from 1985 to 1993, as Controller from 1981 to 1985 and as a Director from 1984 to 1990.

     Michael G. Willoughby, age 37, has served as Vice President -- E-Commerce Technologies of the Company since 1999. Mr. Willoughby served as President and Chief Executive Officer of Design Technologies, Inc., an e-commerce software development firm from 1994 to 1999. Prior to founding Design Technologies, Inc., Mr. Willoughby served as President and Chief Executive Officer of a mid-sized development services company.

     Valarie J. Remmers, age 40, has served as Vice President -- Information Technology of the Company since November 1999. From 1998 to 1999 Ms. Remmers served as Director of Information Technology of Daisytek, with primary responsibility for the Company's business unit. From 1995 to 1998 Ms. Remmers served in various capacities at PageNet in its information technology department. Prior to 1995, Ms. Remmers served in various capacities at Sprint and Andersen Consulting LLP. Ms. Remmers has over 19 years of experience in the information-technology field.

     Cynthia D. Almond, age 33, has served as Vice President -- Client Services of the Company since March 2001. From 1999 to 2001, Ms. Almond served as Director of Account Management. From 1991 to 1999, Ms. Almond served in various marketing, product management and sales capabilities for Daisytek.

MEETINGS OF THE BOARD

     The Board of Directors met ten times during the Company's 2001 fiscal year. No director attended fewer than 75% of the aggregate number of meetings of the Board and Committees on which such director served.

COMMITTEES OF THE BOARD

     The Board of Directors currently has standing Audit, Compensation and Stock Option Committees.

     The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The Board has adopted a written audit committee charter (attached to this Proxy Statement as Appendix I) setting out the audit-related functions of the Audit Committee. During fiscal year 2001 the members of the Audit Committee were Messrs. Murray, Beatson and Jacobs, and the current members of the Audit Committee are Messrs. Reilly, Beatson and Jacobs. None of the members of the Audit Committee is, or ever has been, an officer or employee of the Company and all of whom are considered "independent" for purposes of the National Association of Securities Dealers' listing standards. The Audit Committee met three times during fiscal year 2001.

     The Compensation Committee approves, or in some cases recommends, to the Board, remuneration and compensation arrangements involving the Company's executive officers and other key employees. During fiscal year 2001 and the current members of the Compensation Committee are Messrs. Murray and Reilly, who are non-employee directors. The Compensation Committee also serves as the Stock Option Committee to administer the Company's employee stock option and purchase plans. The Compensation Committee and Stock Option Committee met once in fiscal year 2001.

COMPENSATION OF DIRECTORS

     In June 1999 the Company adopted a Non-Employee Director Stock Option and Retainer Plan (the "Non-Employee Director Plan"). As of the date of the adoption of the Non-Employee Director Plan, each non-employee director received an option to purchase 35,000 shares of common stock with an exercise price of $10.45 per share. The Non-Employee Director Plan also provides for the future issuance to each non-employee director of options to purchase 10,000 shares of common stock as of the date of each annual meeting of stockholders. Accordingly, in September 2000, each non-employee director received an option to purchase 10,000 shares of common stock with an exercise price of $2.69 per share. In addition, the Non-Employee Director Plan provides that if and to the extent the Board authorizes the payment of non-employee director retainer fees, each non-employee director may elect to receive payment of such fees in shares of Common Stock in lieu of cash. Currently, non-employee directors do not receive retainer fees for services rendered as non-employee directors.

     All options to be issued to non-employee directors under the Non-Employee Director Plan are non-qualified options for federal income tax purposes and have an exercise price equal to the fair market value of a share of common stock as of the date of the annual meeting upon which such option is granted. All options have a ten year term and are subject to a one year vesting schedule.

     Generally, unless the Non-Employee Director Plan administrator otherwise provides, options are non-transferable other than by will or the laws of descent and distribution. At the time of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's common stock, the Non-Employee Director Plan administrator will make appropriate adjustments to the exercise price, number and kind of shares to be issued under the Non-Employee Director Plan and any outstanding options. Unless terminated earlier, the Non-Employee Director Plan will terminate ten years from its adoption, and no stock options will be granted after the Non-Employee Director Plan terminates. The Board of Directors has the authority to amend, modify, suspend or terminate the Non-Employee Director Plan at any time.

     During fiscal year 2001, the Company also issued non-employee directors additional options to purchase shares of common stock. Mr. Beatson received an option to purchase 15,000 shares of common stock with an exercise price of $1.16 per share. Dr. Jacobs received an option to purchase 25,000 shares of common stock with an exercise price of $1.92 per share. Messrs. Murray and Reilly each received an option to purchase 15,000 shares of common stock with an exercise price of $1.92 per share.

     Directors who are also employees of the Company or any of its subsidiaries receive no remuneration for serving as directors or Committee members.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers of the Company for services rendered to the Company during the fiscal years ended March 31, 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                                                    ------------
                                                                     NUMBER OF
                                           ANNUAL COMPENSATION       SECURITIES
                                         ------------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPLE POSITION              YEAR   SALARY     BONUS     OPTIONS(2)    COMPENSATION(1)
---------------------------              ----   -------   -------   ------------   ---------------
Mark C. Layton.........................  2001   363,603    28,125     554,056          20,963
  Chairman, President,                   2000   337,857        --      90,000          22,248
  Chief Executive Officer                1999   337,818   175,160     412,080          18,063
Christopher Yates......................  2001   291,349    15,625     432,690           8,308
  Executive Vice President --            2000   263,361        --      85,000           8,013
  Chief Sales and Marketing Officer      1999   263,361    57,803     222,026           9,534
Steven S. Graham.......................  2001   230,640    15,625     567,449           5,543
  Executive Vice President --            2000   200,950        --      75,000           7,783
  Chief Technology Officer               1999   200,950    57,803     186,302           9,489
Thomas J. Madden.......................  2001   200,000    13,750     294,673           5,060
  Executive Vice President --            2000   153,720        --      85,000           4,690
  Chief Financial Officer                1999   124,000    35,032     185,980           5,638
C. Clifford Defee......................  2001   206,115    10,625     241,022           1,389
  Executive Vice President --            2000   194,709        --      80,000           1,287
  Chief Operating Officer                1999   175,926        --     110,139             344

---------------

(1) All Other Compensation represents compensation in respect of one or more of the following: personal use of Company automobiles; life insurance premiums paid by the Company for the benefit of the name executive officer; tax return preparation services paid by the Company; contributions to 401(k) accounts paid by the Company; personal travel expenses and relocation costs.

(2) Represents options issued during fiscal years 2001 and 2000 by the Company to purchase shares of the Company's common stock and options issued during fiscal year 1999 by Daisytek to purchase shares of Daisytek common stock. Information in this column (i) for fiscal year 2001 also includes the following options issued by the Company in July 2000 in connection with the adjustment and conversion of pre-spin-off Daisytek options into Company options upon the effective date of the spin-off: Mark C. Layton -- 504,056; Christopher Yates -- 382,690; Steven S. Graham -- 532,449; Thomas J.
    Madden -- 259,673; and C. Clifford Defee -- 206,022 and (ii) for fiscal year 1999 does not reflect the adjustment and conversion of pre-spin-off Daisytek options into Company options upon the effective date of the spin-off. See "Certain Relationships and Related Transactions -- Substitute Stock Options."

     The following table sets forth information with respect to grants of stock options by the Company to purchase shares of the Company's common stock during the year ended March 31, 2001 to the named executive officers reflected in the Summary Compensation Table. Information in this table also includes options issued by the Company in July 2000 in connection with the adjustment and conversion of pre-spin-off Daisytek options into Company options upon the effective date of the spin-off. See "Certain Relationships and Related Transactions -- Substitute Stock Options."

                       OPTION GRANTS IN FISCAL YEAR 2001

                                                 INDIVIDUAL GRANTS
                                ----------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                NUMBER OF      % OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                                SECURITIES      OPTIONS                                STOCK PRICE APPRECIATION FOR
                                UNDERLYING     GRANTED TO     EXERCISE                        OPTION TERMS(2)
                                 OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------------
NAME                              GRANTS      FISCAL YEAR       SHARE        DATE           5%              10%
----                            ----------   --------------   ---------   ----------   -------------   -------------
Mark C. Layton................   50,000(1)        1.1%         $ 1.92       8-15-10     $   60,374      $  152,999
                                 99,593(3)        2.1%           5.78       4-17-07        362,022         917,434
                                112,585(3)        2.4%          10.58       6-16-08        749,107       1,898,385
                                291,878(3)        6.2%           5.95      12-15-08      1,092,185       2,767,811
Christopher Yates.............   50,000(1)        1.1%           1.92       8-15-10         60,374         152,999
                                 90,851(3)        1.9%          10.58       6-16-08        604,496       1,531,911
                                291,839(3)        6.2%           5.95      12-15-08      1,092,039       2,767,441
Steven S. Graham..............   35,000(1)        0.7%           1.92       8-15-10         42,262         107,099
                                129,707(3)        2.7%           5.78       4-17-07        471,486       1,194,839
                                 78,477(3)        1.7%          10.58       6-16-08        522,163       1,323,263
                                324,265(3)        6.9%           5.95      12-15-08      1,213,375       3,074,930
Thomas J. Madden..............   35,000(1)        0.7%           1.92       8-15-10         42,262         107,099
                                 52,186(3)        1.1%           5.78       4-17-07        189,697         480,729
                                 77,781(3)        1.6%          10.58       6-16-08        517,532       1,311,527
                                129,706(3)        2.7%           5.95      12-15-08        485,350       1,229,972
C. Clifford Defee.............   35,000(1)        0.7%           1.92       8-15-10         42,262         107,099
                                 12,279(3)        0.3%           5.78       4-17-07         44,634         113,112
                                 38,095(3)        0.8%          10.58       6-16-08        253,473         642,350
                                155,648(3)        3.3%           5.95      12-15-08        582,423       1,475,974

---------------

(1) Subject to three year cumulative vesting schedule.

(2) These are hypothetical values using assumed annual rates of stock price appreciation as prescribed by the rules of the SEC.

(3) Represents options issued by the Company on July 6, 2000, the effective date of the spin-off, in connection with the adjustment and conversion of pre-spin-off Daisytek options into Company options. See "Certain Relationships and Related Transactions -- Substitute Stock Options." The closing price of the Company's common stock on such date was $4.25.

     The following table sets forth information concerning the aggregate Company stock option exercises during the fiscal year ended March 31, 2001 and Company stock option values as of the end of fiscal year 2001 for unexercised Company stock options held by each of the named executive officers. Information in this table also includes options issued by the Company in July 2000 in connection with the adjustment and conversion of pre-spin-off Daisytek options into Company options upon the effective date of the spin-off. See "Certain Relationships and Related Transactions -- Substitute Stock Options."

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
                       AND FISCAL YEAR END OPTION VALUES

                                                             NUMBER OF
                             NUMBER OF                 SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                              SHARES                    UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                             ACQUIRED                   AT FISCAL YEAR END           AT FISCAL YEAR END(1)
                                ON        VALUE     ---------------------------   ---------------------------
NAME                         EXERCISE    RECEIVED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ---------   --------   -----------   -------------   -----------   -------------
Mark C. Layton.............     --         $--        367,656        276,400          $--            $--
Christopher Yates..........     --          --        254,677        263,013           --             --
Steven S. Graham...........     --          --        374,410        268,039           --             --
Thomas J. Madden...........     --          --        204,261        175,412           --             --
C. Clifford Defee..........     --          --        154,982        166,040           --             --

---------------

(1) None of the options are deemed in-the-money since the exercise price exceeds $0.97 (the last sale price of the Common Stock on March 30, 2001 as reported by the Nasdaq National Market).

CHANGE IN CONTROL AND SEVERANCE AGREEMENTS

     The Company and each of the officers named above have entered into Change in Control and Severance Agreements. Under these agreements, and in consideration of certain commitments of the officer to continue employment, upon the occurrence of a change in control, all unvested options held by the officer immediately vest and become exercisable. If the change in control occurs prior to June 30, 2002, each officer is entitled to receive a bonus amount equal to the per share price of the Company's common stock payable in connection with such change in control (or if no per share price is payable in connection with the change in control, the closing price of the Company's common stock on the effective date of the change in control) multiplied by a fixed bonus number for each officer. In addition, during the two year period following a change in control (whenever occurring), if the employment of the officer is terminated (other than for cause, death, disability or retirement), or if there is a material adverse change in the officer's responsibilities, compensation or benefits to which the officer does not consent, then, in each case, the officer is entitled to receive from the Company all salary and bonus amounts accrued through the date of termination plus a severance payment equal to twice the officer's salary and bonus. If applicable, the officer is also entitled to receive an additional payment to compensate the officer for any additional excise tax liability arising by reason of the receipt of such severance or bonus payment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2001, the members of the Compensation Committee of the Company's Board of Directors were Timothy M. Murray and James F. Reilly who are non-employee directors.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2001

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for approval or recommendation to the Board of Directors of the compensation arrangements for the Company's senior executive officers. During fiscal year 2001, the members of the Committee were Timothy M. Murray and James
F. Reilly who are non-employee directors.

     The Committee believes that the total compensation of the Company's senior executive officers should be primarily based on the subjective determination of the Committee as to the Company's overall financial performance and the individual contribution to such performance. The Committee further believes that a portion of total compensation should consist of variable, performance-based components such as stock option awards and bonuses, which it can increase or decrease to reflect its assessment of changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to enhance profitability and stockholder value.

     In formulating compensation levels and policies for the 2001 fiscal year, the Committee did not retain an independent compensation consultant, nor did the Committee rely upon any formal study or review of comparable companies in the Company's industry.

     The Committee annually establishes the salaries to be paid to the Chief Executive Officer and other senior executive officers during each fiscal year. Base salaries for senior executive officers are set to reflect the duties and level of responsibility in each position. In setting salaries, the Committee takes into account several factors including individual job performance, the level of responsibility and, to the extent information is available, competitive pay practices in the Company's industry. The Committee does not assign specific relative weights to the various factors it considers, however, but rather exercises its discretion and makes a judgment after considering all factors it deems relevant.

     For fiscal year 2001 and for services rendered to the Company, the base salary of Mr. Mark Layton, Chairman of the Board of Directors, President and Chief Executive Officer, was $363,603, which represents an increase of 7.6% over his base salary of $337,857 for the prior fiscal year. The Committee believes that this amount appropriately reflected Mr. Layton's services to the Company, although such determination was not based upon any specific qualitative or quantitative formula.

     The Committee also administers the Company's stock option plans and recommends other option grants which are used to further link executive compensation to the Company's performance. All options are subject to a multi-year cumulative vesting schedule and have an exercise price not less than the fair market value on the date of grant. During fiscal year 2001, Mr. Layton received options to purchase 50,000 shares of Company common stock at an exercise price of $1.92 per share.

     As part of its overall consideration of executive compensation, the Committee considers the anticipated tax treatment of various payments and benefits, including the applicability of Section 162(m) of the Internal Revenue Code which provides a limit on the deductibility of compensation for certain executive officers in excess of $1,000,000 per year. The Committee believes that no named officer in the Summary Compensation Table had taxable compensation for fiscal year 2001 in excess of the deduction limit. The Committee intends to continue to evaluate the impact of this Code provision.

     The Committee believes that the policies and programs described above have supported the Company's business objectives and have contributed to the Company's performance.

                                            COMPENSATION COMMITTEE

                                            Timothy M. Murray
                                            James F. Reilly

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2001

     The Audit Committee of the Company's Board of Directors is comprised of three independent directors. The Audit Committee meets at least twice a year. During fiscal year 2001 the members of the Audit Committee were Messrs. Murray, Beatson and Jacobs, and the current members of the Audit Committee are Messrs. Reilly, Beatson and Jacobs.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants ("auditors") are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor these processes. The Audit Committee meets with the auditors at least twice a year. In addition, the Audit Committee has recommended to the Board the appointment of the Company's auditors, KPMG, LLP.

     The Audit Committee has discussed with the Company's auditors the overall scope and plans for the independent audit. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the auditors the Company's audited financial statements, including the auditor's judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the auditors the other matters required by Statement on Auditing Standards No. 61 "Communication with Audit Committees" as amended by Statement on Auditing Standards No. 90 "Audit Committee Communications".

     The Company's auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," and the Audit Committee discussed with the auditors their independence from the Company and its management.

     Based on the Audit Committee's discussion with management and the auditors and the Audit Committee's review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2001 which was filed with the Securities and Exchange Commission.

                                            FISCAL 2001 AUDIT COMMITTEE

                                            Timothy M. Murray
                                            David I. Beatson
                                            Dr. Neil W. Jacobs

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of July 20, 2001, certain information regarding the beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Directors and executive officers of the Company individually and (iii) the Directors and executive officers of the Company as a group. The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares owned of record by them. Information in this table regarding options to purchase shares of the Company's common stock reflects the adjustment and conversion of outstanding Daisytek options upon the effective date of the spin-off into Company options. See "Certain Relationships and Related
Transactions -- Substitute Stock Options."

                                                               NUMBER
NAME AND ADDRESS OF BENEFICIAL OWNER                          OF SHARES   PERCENT(1)
------------------------------------                          ---------   ----------
Gilder, Gagnon, Howe & Co. LLC(2)...........................  2,601,130      14.4%
  1775 Broadway, 26th Floor
  New York, NY 10019
Wellington Management Company, LLP(3).......................  1,765,576       9.7%
  75 State Street
  Boston, MA 02109
Franklin Resources, Inc.(4).................................  1,023,850       5.7%
  777 Mariners Island Boulevard
  San Mateo, CA 94409
Mark C. Layton(5)...........................................    310,660       1.7%
Christopher Yates(5)........................................     36,477         *
Steven S. Graham(6).........................................     68,693         *
Thomas J. Madden(6).........................................     46,034         *
C. Clifford Defee(6)........................................     18,491         *
James F. Reilly(7)..........................................     31,405         *
Timothy M. Murray(7)........................................    114,089         *
Dr. Neil W. Jacobs(8).......................................     35,312         *
Harvey H. Achatz(9).........................................     61,223         *
Cynthia D. Almond(10).......................................     11,250         *
Martin L. Anderson(6).......................................     13,337         *
Lindsley D. Medlin Jr.(6)...................................     50,827         *
Valarie J. Remmers(6).......................................     36,689         *
Scott R. Talley(6)..........................................     12,914         *
Michael G. Willoughby(6)....................................     13,612         *
All directors and executive officers As a group (16
  persons)(11)..............................................    861,013       4.7%
                                                              =========      ====

---------------

  *  Represents less than 1%

 (1) This table is based on 18,114,092 shares of Common Stock outstanding on July 20, 2001.

 (2) Based upon a letter issued to the Company applicable to a Schedule 13G Amendment No. 1 dated May 10, 2001 filed by Gilder, Gagnon, Howe & Co. LLC stating beneficial ownership and shared voting and dispositive power as of May 10, 2001.

 (3) Based upon a Schedule 13G dated February 13, 2001 filed by Wellington Management Company, LLP reporting beneficial ownership and shared voting power of 1,665,000 shares and shared dispositive power of 1,765,576 shares as of December 31, 2000.

 (4) Based upon a Schedule 13G dated January 31, 2001 filed by Franklin Resources, Inc. reporting beneficial ownership and sole and dispositive power on behalf of Templeton Investment Counsel, LLC as of December 31, 2000.

 (5) Includes outstanding options to purchase 26,667 shares of Common Stock, which are fully vested and exercisable.

 (6) Includes outstanding options to purchase 11,667 shares of Common Stock, which are fully vested and exercisable.

 (7) Includes outstanding options to purchase 25,000 shares of Common Stock, which are fully vested and exercisable.

 (8) Includes outstanding options to purchase 35,000 shares of Common Stock, which are fully vested and exercisable.

 (9) Includes outstanding options to purchase 5,000 shares of Common Stock, which are fully vested and exercisable.

(10) Includes outstanding options to purchase 10,000 shares of Common Stock, which are fully vested and exercisable.

(11) Includes outstanding options to purchase 246,670 shares of Common Stock, which are fully vested and exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company's Relationship with Daisytek

     At the time of the Company's initial public offering, the Company and Daisytek entered into various agreements providing for the separation of their respective business operations. These agreements govern various interim and ongoing relationships between the companies, including the transaction management services that the Company provided for Daisytek, the transitional services that Daisytek provided to the Company and a tax indemnification and allocation agreement which governs the allocation of tax liabilities and sets forth provisions with respect to other tax matters. All of the agreements between the Company and Daisytek were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of the spin-off. Although the Company generally believes that the terms of these agreements are consistent with fair market values, there can be no assurance that the prices charged to or by each company under these agreements are not higher or lower than the prices that may be charged by, or to, unaffiliated third parties for similar services.

  MASTER SEPARATION AGREEMENT

     The Master Separation Agreement sets forth the agreements between the Company and Daisytek with respect to the principal corporate transactions required to effect the transfers of assets and assumptions of liabilities necessary to separate the Company business unit from Daisytek and certain other agreements governing this relationship thereafter.

     Transfer of Assets and Liabilities. Following completion of the Company's initial public offering, Daisytek transferred to the Company all of the fixed assets in Daisytek's Memphis distribution facility as well as certain assets associated with providing information technology services and the stock of several subsidiaries of Daisytek representing the business operations of the Company, and the Company transferred to Daisytek approximately $5 million in cash and assumed approximately $0.3 million of capital lease obligations, as well as the operating lease obligations related to these assets. The Company also repaid to Daisytek, from the net proceeds of the offering, the aggregate sum of approximately $27 million, representing the outstanding balance of the Company's intercompany payable to Daisytek.

     Indemnification. The Company agreed to indemnify Daisytek against any losses, claims, damages or liabilities arising from the liabilities transferred to the Company and the conduct of the Company business after the completion of the offering. Daisytek agreed to retain, and indemnify the Company against, any losses, claims, damages or liabilities arising from the conduct of the Company business prior to the completion of the offering.

  INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT

     General. The Company and Daisytek entered into an Initial Public Offering and Distribution Agreement which governs their respective rights and duties with respect to the Company's initial public offering and the spin-off, and sets forth certain covenants to which they will be bound for various periods following the offering and the spin-off.

     Preservation of the Tax-free Status of the Spin-off. Daisytek has received a private letter ruling from the Internal Revenue Service to the effect that the spin-off qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code to Daisytek and its stockholders. In connection with obtaining such ruling, certain representations and warranties were made regarding Daisytek, the Company and their respective businesses. The Company has also agreed to certain covenants that are intended to preserve the tax-free status of the spin-off. These covenants include:

     Certain Acquisition Transactions. Until two years after the completion of the spin-off, the Company has agreed not to enter into or permit any transaction or series of transactions that would result in a person or persons acquiring or having the right to acquire shares of its capital stock that would comprise 50% or more of either the value of all outstanding shares of its capital stock or the total combined voting power of its outstanding voting stock.

     Continuation of Active Trade or Business. Until two years after the completion of the spin-off, the Company has agreed to continue to conduct its active trade or business (within the meaning of Section 355 of the Code) as it was conducted immediately prior to the completion of the spin-off. During such time, the Company has agreed not to:

     - liquidate, dispose of or otherwise discontinue the conduct of any substantial portion of its active trade or business; or

     - dispose of any business or assets that would cause it to be operated in a manner inconsistent in any material respect with the business purposes for the spin-off as described in the representations made in connection with Daisytek's request for the IRS Ruling.

     Continuity of Business. Until two years after the completion of the spin-off, the Company has agreed that it will not voluntarily dissolve or liquidate; and, except in the ordinary course of business, neither it nor any of its direct or indirect subsidiaries will sell, transfer, or otherwise dispose of or agree to dispose of assets (including any shares of capital stock of its subsidiaries) that, in the aggregate, constitute more than 60% of its assets.

     Intracompany Debt. Until two years after the completion of the spin-off, the Company will not be able to have any indebtedness to Daisytek, other than payables arising in the ordinary course of business. These covenants will not prohibit the Company from implementing or complying with any transaction permitted by an IRS ruling or a tax opinion.

     Other Covenants Regarding Tax Treatment of the Transactions. Daisytek intends the transfer of assets and liabilities from Daisytek to the Company as provided by the master separation agreement (the "Contribution") to qualify as a reorganization under Section 368(a)(1)(D) of the Code (a "D Reorganization"). Until two years after the completion of the spin-off, the Company has agreed not to take, or permit any of its subsidiaries to take, any actions or enter into any transaction or series of transactions that would be reasonably likely to jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, including any action or transaction that would be reasonably likely to be inconsistent with any representation made in connection with Daisytek's request for the IRS Ruling. The Company has also agreed to take any reasonable actions necessary for the Contribution and the spin-off to qualify as a D Reorganization.

     Cooperation on Tax Matters. The Company and Daisytek have agreed to various procedures with respect to the tax-related covenants described above, and the Company is required to notify Daisytek if it desires to take any action prohibited by these covenants. Upon such notification, if Daisytek determines that such action might jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, Daisytek will either use all commercially reasonable efforts to obtain a private letter ruling from the IRS or a tax opinion that would permit the Company to take the desired action or provide all reasonable cooperation to the Company in connection with the Company obtaining such an IRS ruling or tax opinion. In either case, Daisytek has agreed to bear the reasonable costs and expenses of obtaining the IRS ruling or tax opinion, unless it is determined that the Company's proposed action will jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, in which event the Company will be responsible for such costs and expenses.

     Indemnification for Tax Liabilities. The Company has generally agreed to indemnify Daisytek and its affiliates against any and all tax-related losses incurred by Daisytek in connection with any proposed tax assessment or tax controversy with respect to the spin-off or the Contribution to the extent caused by any breach by it of any of its representations, warranties or covenants. If the Company causes the spin-off to not qualify as a tax-free distribution, Daisytek would incur federal income tax (which currently would be imposed at a 35% rate) and possibly state income taxes on the gain inherent in the shares distributed, which would be based upon the market value of the shares of the Company at the time of the spin-off. This indemnification does not apply to actions that Daisytek permits the Company to take as a result of a determination under the tax-related covenants as described above. Similarly, Daisytek has agreed to indemnify the Company and its affiliates against any and all tax-related losses incurred by it in connection with any proposed tax assessment or tax controversy with respect to the spin-off or the Contribution to the extent caused by any breach by Daisytek of any of its representations, warranties or covenants.

     Other Indemnification. The Company has generally agreed to indemnify Daisytek and its affiliates against all liabilities arising out of any material untrue statements and omissions in the Company's prospectus and the registration statement of which it is a part and in any and all registration statements, information statements and/or other documents filed with the SEC in connection with the spin-off or otherwise. However, the Company's indemnification of Daisytek does not apply to information relating to Daisytek. Daisytek has agreed to indemnify the Company for this information.

     Expenses. In general, the Company agreed to pay substantially all costs and expenses relating to the offering, including the underwriting discounts and commissions, and Daisytek agreed to pay substantially all costs and expenses relating to the spin-off.

  TAX MATTERS

     Daisytek and the Company have entered into a tax indemnification and allocation agreement to govern the allocation of tax liabilities and to set forth agreements with respect to certain other tax matters. Under the Code, the Company ceased to be a member of the Daisytek consolidated group upon the completion of the spin-off. Daisytek generally will pay all taxes attributable to the Company and its subsidiaries for tax periods or portions thereof ending on or before the effective date of the Company's initial public offering, except to the extent of any accruals thereof on the books and records of the Company or its subsidiaries for such taxes under generally accepted accounting principles. Thereafter, for tax periods or portions thereof during which the Company was a member of the Daisytek consolidated, combined or unitary group, the Company was apportioned its share of the group's income tax liability based on its taxable income determined separately from Daisytek's taxable income, and the Company paid its calculated taxes to Daisytek, which will then file a consolidated, combined or unitary return with the appropriate tax authorities. There may be certain U.S. state or local jurisdictions in which the Company will file separate income tax returns, not combined or consolidated with Daisytek, for such tax periods. In that circumstance, the Company would file a tax return with the appropriate tax authorities, and pay all taxes directly to the tax authority. The Company will be compensated for tax benefits generated by it before tax deconsolidation and used by the Daisytek consolidated group. The Company will prepare and file all tax returns, and pay all income taxes due with respect to all tax returns required to be filed by it for all tax periods after it ceased to be a member of the Daisytek consolidated, combined or unitary group. Daisytek is responsible for most U.S. tax adjustments related to the Company for all periods or portions thereof ending on or before the effective date of the offering. In addition, the Company and Daisytek have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods prior to the time that the Company ceased to be a member of the Daisytek consolidated group. The Company and Daisytek have agreed to indemnify each other for tax liabilities resulting from the failure to cooperate in such audits, litigation or appeals, and for any tax liability resulting from the failure to maintain adequate records. Notwithstanding the tax allocation agreement, for all periods in which Daisytek owned 80% or more of the Company's capital stock, the Company will be included in Daisytek's consolidated group for federal income tax purposes. If Daisytek or other members of the consolidated group fail to make any federal income tax payments, the Company will be liable for the shortfall since each member of a consolidated group is liable for the group's entire tax obligation. Under the tax indemnification and allocation agreement, Daisytek has agreed to indemnify the Company against any taxes resulting from the failure of the spin-off to qualify for tax-free treatment, except that the Company will be liable for, and will indemnify Daisytek against, any taxes resulting from the failure of the spin-off to qualify for tax-free treatment if it is the result of the Company engaging in a "Prohibited Action" or the occurrence of a "Disqualifying Event." Neither the Company nor Daisytek have the option to rescind the spin-off if a tax liability results. A "Prohibited Action" is defined as:

     - if the Company takes any action which is inconsistent with the tax treatment of the spin-off as contemplated in the IRS Ruling; or

     - if, prior to the spin-off, the Company issued shares of stock or took any other action that would result in it not being controlled by Daisytek within the meaning of Section 368(c) of the Code.

     A "Disqualifying Event" includes any event involving the direct or indirect acquisition of the shares of the Company's capital stock after the spin-off which has the effect of disqualifying the spin-off from tax-free treatment, whether or not the event is the result of our direct action or within the Company's control.

  TRANSACTION MANAGEMENT SERVICES AGREEMENT

     The Company and Daisytek entered into a transaction management services agreement which sets forth the transaction management services that the Company provides for Daisytek. Under this agreement, the Company provided a wide range of transaction management services, including information management, order fulfillment and distribution, product warehousing, inbound call center services, product return administration and other services. As described in "Sale of Assets to Daisytek," effective May 2001, Daisytek and the Company terminated the transaction management services agreement.

     As part of the restructuring of the Company's arrangements with IBM, the Company also entered into transaction management agreements with Daisytek to provide transaction management services, on a worldwide basis, in connection with Daisytek's distribution of various IBM products. Under these agreements, the Company receives service fees based upon a variable percent of Daisytek's gross profit arising from its IBM product sales. These agreements are coterminous with the Company's IBM agreements which, have scheduled expiration dates through September 2001, although IBM may terminate these agreements at any time. Daisytek has indicated that it does not intend to continue distributing IBM product under these agreements after their scheduled expiration date. The Company is currently discussing with IBM the continuation of these arrangements and has received a letter of intent from IBM to extend such agreements for two years subject to the Company or an affiliate obtaining satisfactory financing. There can be no assurance that these discussions will be successful or that the Company's arrangements with IBM will continue or, if they continue, any of the terms thereof.

  TRANSITION SERVICES AGREEMENT

     Upon completion of the Company's initial public offering, Daisytek and the Company entered into a transition services agreement. Under this agreement, Daisytek provided the Company with various services relating to employee payroll and benefits, use of facilities, and other administrative services. Daisytek provided the Company with these services until the completion of the spin-off (the "Transition Period"), except that, with respect to any particular service, the Company may, upon notice to Daisytek, either terminate the Transition Period as of an earlier date or extend the Transition Period for up to one year from the completion of the Offering. The agreement required the Company to use all commercially reasonable efforts to obtain these transition services from a source other than Daisytek prior to the conclusion of the Transition Period. If, however, the Company cannot obtain any transition service from a source other than Daisytek and the transition service was necessary for the Company to continue to operate its business, then, the Company may require Daisytek to continue to provide the transition service for an additional period not to exceed six months. Generally, the Company paid Daisytek for these transition services an amount equal to the cost historically allocated by Daisytek to the Company's business, adjusted to reflect any changes in the nature, cost or level of the services so provided. If the Company required Daisytek to provide it with any transition service after the expiration of the Transition Period, the Company paid Daisytek the fair market value of these services. Daisytek is no longer providing services to the Company under this transition services agreement.

  SUBSTITUTE STOCK OPTIONS

     In connection with the completion of the spin-off, on the effective date of the spin-off, all outstanding Daisytek stock options were replaced with substitute stock options as described below:

          Options held by Daisytek employees who were transferred to the Company were replaced (at the option holder's election) with either options to acquire shares of the Company's common stock or options to acquire shares of both Daisytek common stock and the Company's common stock (which may be exercised separately) (the "Unstapled Options"). Options held by Daisytek employees who remained with Daisytek were replaced (at the option holder's election) with either options to acquire shares of Daisytek common stock or Unstapled Options. In general, the adjustments to the outstanding Daisytek options were established pursuant to a formula designed to ensure that: (1) the aggregate "intrinsic value" (i.e. the difference between the exercise price of the option and the market price of the common stock underlying the option) of the substitute options did not exceed the aggregate intrinsic value of the outstanding Daisytek stock option which was replaced by such substitute option immediately prior to the spin-off, and (2) the ratio of the exercise price of each option to the market value of the underlying stock immediately before and after the spin-off was preserved. Substantially all of the other terms and conditions of each substitute stock option, including the time or times when, and the manner in which, each option will be exercisable, the duration of the exercise period, the permitted method of exercise, settlement and payment, the rules that will apply in the event of the termination of employment of the employee, the events, if any, that may give rise to an employee's right to accelerate the vesting or the time or exercise thereof and the vesting provisions, are the same as those of the replaced Daisytek stock option, except that option holders who are employed by one company will be permitted to exercise, and will be subject to all of the terms and provisions of, options to acquire shares in the other company as if such holder was an employee of such other company. No adjustment or replacement was made to outstanding Company stock options as a result of the spin-off.

  SALE OF ASSETS TO DAISYTEK

     In May 2001, the Company sold to Daisytek certain of the Company's assets used to provide transaction management services to Daisytek and its subsidiaries for a purchase price of $11 million ($10 million of which was paid at closing and $1 million is payable over a six month period subject to certain potential offsets). As part of this transaction, Daisytek and the Company terminated the transaction management services agreement described above. As part of this transaction, the Company and Daisytek also entered into a six-month (subject to optional renewals) transition services agreement under which the Company agreed to provide Daisytek with certain information technology transition services for a monthly service fee, subject to satisfaction of certain performance criteria.

                               PERFORMANCE GRAPH

     The following line graph displays the cumulative total return to stockholders of the Company's Common Stock from December 2, 1999 (the commencement of trading of the Company's Common Stock) to March 31, 2001, compared to the cumulative total return for the Total Return Index for The NASDAQ Stock Market (US) and the Russell 2000 Index. The graph assumes a $100 investment in the Company's Common Stock, on December 2, 1999 at the initial offering price of $17 per share, and in each of the above mentioned indices. The Russell 2000 Index is an index of companies with market capitalizations similar to the Company. The Company's management believes that an index of companies with similar market capitalizations provides a reasonable basis for comparing total shareholder returns.

                              [PERFORMANCE GRAPH]

           -----------------------------------------------------------------------------------
                                                              12/02/99    03/31/00    03/31/01
           -----------------------------------------------------------------------------------
            PFSweb, Inc.                                       100.00       94.12        5.70
            NASDAQ Stock Market (U.S.)                         100.00      136.24       54.54
            Russell 2000                                       100.00      119.30      101.02

                                     ITEM 2

                        PROPOSAL TO AMEND THE COMPANY'S
                       2000 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 2000 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in June 2000 and was approved by the Company's stockholders at the 2000 Annual Meeting. The purpose of the Purchase Plan is to provide eligible employees of the Company and its participating subsidiaries with the continuing opportunity to acquire a proprietary interest in the Company through participation in a payroll deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code. The Company's Board of Directors has approved an amendment to the Purchase Plan, subject to stockholder approval, to increase the number of shares of Common Stock reserved for issuance thereunder to 2,000,000 shares.

     The following is a summary description of the Purchase Plan and is qualified in its entirety by the provisions of the Purchase Plan.

PLAN DESCRIPTION

     The purpose of the Purchase Plan is to provide eligible employees of the Company and its participating subsidiaries with the continuing opportunity to acquire a proprietary interest in the Company through participation in a payroll deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Code.

     The Company initially reserved 250,000 shares of Common Stock for issuance under the Purchase Plan. As of July 20, 2001, an aggregate of 244,092 shares have been issued under the Purchase Plan. The Company's Board of Directors has approved an amendment to the Purchase Plan, subject to stockholder approval, to increase the number of shares of Common Stock reserved for issuance thereunder to 2,000,000 shares. These shares may be authorized but unissued shares, treasury shares or shares purchased in the open market.

     The Plan is administered by a committee of the Board of Directors (the "Purchase Plan Committee"). The Compensation Committee of the Board of Directors presently serves as the Purchase Plan Committee. Under the terms of the Purchase Plan, the Board may, and currently intends, to limit the members of the Purchase Plan Committee to Directors who are both "non-employee directors," as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" as defined in Section 162(m) of the Code. The Purchase Plan Committee has complete authority to adopt such rules, regulations and procedures as it may deem necessary or appropriate for the proper administration of the Purchase Plan. All costs and expenses incurred in administering the Purchase Plan will be paid by the Company.

     The Purchase Plan Committee is authorized to establish, from time to time, one or more offering periods for each calendar year, and each participant in the Purchase Plan may designate periodic payroll deductions from his or her salary to be applied to the purchase of shares of Common Stock on each purchase date (which will be the last business day of each offering period). The purchase price per share at which Common Stock will be purchased on the participant's behalf on each purchase date will be determined by the Purchase Plan Committee for each offering period, but will not be less than 85% of the lower of the fair market value of the Common Stock on the first business day of the applicable offering period or the fair market value of the Common Stock on the applicable purchase date.

     The fair market value per share of Common Stock on any relevant date will be the last sales price per share on such date as reported by NASDAQ or a successor quotation system.

     Any individual who is employed on a basis under which he or she is regularly expected to work for at least 20 hours per week for more than five months per calendar year as an employee of the Company or any designated subsidiary of the Company and has completed 15 days of employment as of the first day of any offering period will be eligible to participate in the Purchase Plan. As of March 31, 2001, approximately 500 employees, including the Company's executive officers, were eligible to participate in the Purchase Plan.

     The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock under the Purchase Plan, including the following: (i) no purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights and options, whether vested or unvested) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company and (ii) no purchase right granted to a participant may permit such individual to purchase Common Stock at a rate greater than $25,000 worth of such Common Stock (valued at the time such purchase right is granted) for each calendar year the purchase right remains outstanding.

     A participant's purchase right will immediately terminate upon the participant's termination of employment or loss of eligible employee status or upon his or her withdrawal from participation. No purchase right is assignable or transferable by an eligible employee.

     Participants in the Purchase Plan will have no rights as a stockholder with respect to the shares of Common Stock covered by his or her purchase right until such time as the shares are actually purchased on the applicable purchase date. No adjustment will be made for dividends, distributions or other rights with respect to any record date during an offering period which is prior to a purchase date.

     In the event of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company, (iii) the merger or consolidation of the Company with or into another corporation or other entity (if the Company is not the surviving corporation of such merger on consolidation) or (iv) the acquisition by another person or entity of 80% or more of the Company's then outstanding voting stock, then, upon the effective date of any such event, any outstanding offering period under the Purchase Plan will terminate and such date will be treated as the purchase date and, in lieu of the issuance of Common Stock to participating eligible employees, there shall be paid, for each such share of Common Stock, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of Common Stock was entitled to receive upon and as of the effective date of such event.

     The Board of Directors of the Company may terminate the Plan or amend the Plan from time to time; provided, however, that the Board shall not, without the approval of the stockholders of the Company (i) increase the number of shares available for purchase under the Purchase Plan, (ii) change the class of persons eligible to participate in the Purchase Plan, or (iii) reduce the purchase price of Common Stock below that set forth in the Purchase Plan.

     Participation in the Purchase Plan is voluntary and the Company cannot now determine the amount of shares of Common Stock that may be acquired by the participants therein (which include the Company's executive officers) or the value of any such participation.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the federal income tax consequences to employees participating in the Purchase Plan and to the Company, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address any consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.

     Rights to purchase stock under the Purchase Plan are referred to in the Code as "options." A participating employee will not recognize income at the time options are granted to such employee at the commencement of an offering period or when the employee exercises such options and purchases shares of Common Stock at the end of an offering period. An employee will be taxed on amounts withheld from salary under the Purchase Plan as if actually received, and the Company will be entitled to deduct a corresponding amount.

     If an employee does not dispose of the shares of Common Stock purchased pursuant to the Purchase Plan until more than two years after the date of grant of the options and one year after the transfer of the shares to the employee, or if the employee dies without having disposed of such shares, such employee must include in gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition or death an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition or death over the amount paid for the shares, or (ii) the excess of the fair market value of the shares at the date of grant of the options over the exercise price. If the amount realized upon such a disposition by way of sale or exchange of the shares exceeds the purchase price plus the amount, if any, included in income as compensation, such excess will be capital gain. This capital gain will be long or short term capital gain depending upon the length of time the employee has held the stock prior to the date of sale.

     The Company will not be entitled to any deduction in respect of options granted under the Purchase Plan or shares of Common Stock issued and delivered pursuant to the exercise of such options, if the holding period requirements are met or the employee dies prior to disposing of the shares acquired upon exercise.

     If an employee disposes of the shares of Common Stock within two years from the date of grant of the option or within one year from the date of exercise (an "Early Disposition"), the employee will recognize ordinary income at the time of disposition which will equal the excess, if any, of the fair market value of the shares on the date of exercise over the amount paid for such shares. Under current IRS interpretations, with respect to options exercised prior to January 1, 2003, the Company will not be required to withhold taxes related to such ordinary income from other payments due the employee. The Company will generally be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on disposition of such shares over the fair market value of such shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period for the shares. If an employee disposes of such shares for less than his or her basis in the shares, the difference between the amount realized and such basis will be a long-term or short-term capital loss, depending upon the holding period for the shares.

     Approval of the Purchase Plan amendment will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for the purpose of determining whether this matter has been approved. If the Purchase Plan amendment is not approved, the Purchase Plan will continue in accordance with its terms without the Purchase Plan amendment. Complete copies of the Purchase Plan, including the Purchase Plan amendment can be obtained from the Secretary of the Company.

     The Board of Directors recommends a vote FOR approval of the amendment to the Company's 2000 Employee Stock Purchase Plan.

                                     ITEM 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Company has appointed KPMG LLP as the Company's independent auditors for the nine month transition period ending December 31, 2001. KPMG LLP audited the Company's financial statements for the fiscal year ended March 31, 2001. Ratification of the appointment of KPMG LLP as the Company's independent auditors will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event shareholders do not ratify the appointment of KPMG LLP as the Company's independent auditors, such appointment may be reconsidered by the Audit Committee and the Board of Directors. Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

     The Board of Directors of the Company recommends a vote FOR ratification of KPMG LLP as the Company's independent auditors for the nine month transition period ending December 31, 2001.

     Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual financial statements for the 2001 fiscal year was $125,000.

     Financial Information Systems Design and Implementation Fees. There were no fees billed by KPMG LLP for the professional services described in Paragraph
(c)(4)(ii) of Rule 2-01 of Regulation S-X for fiscal year 2001.

     All Other Fees. There were no other fees billed by KPMG LLP for services rendered for fiscal year 2001.

     The Audit Committee considered whether the provision of the services covered under the preceding two paragraphs is compatible with maintaining the principal accountant's independence.

     Prior to the appointment of KPMG, LLP, the Company's independent auditors were Arthur Andersen LLP. On February 26, 2001, the Company and Arthur Andersen LLP terminated their client-auditor relationship. The reports of Arthur Andersen LLP on the consolidated financial statements for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Audit Committee of the Board of Directors of the Company approved the decision to change independent accountants. In connection with its audits for the two most recent fiscal years and through February 26, 2001, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused them to make reference thereto in their report on the consolidated financial statements for such years. During the two most recent fiscal years and through February 26, 2001, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). The Company requested that Arthur Andersen LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated March 2, 2001, was received. The Company appointed KPMG LLP as its new independent accountants as of February 26, 2001.

                              GENERAL INFORMATION

VOTING PROCEDURES

     All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. One or more inspectors of election will be appointed, among other things, to determine the number of shares outstanding and the voting power of each, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.

SOLICITATION COSTS

     The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview or telephone. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's proxy statement for the 2002 annual meeting of stockholders of the Company must deliver the proposal so that it is received by the Company no later than December 31, 2001. The Company requests that all such proposals be addressed to the Company's Secretary at the Company's principal executive offices, 500 North Central Expressway, Plano, Texas 75074, and mailed by certified mail, return-receipt requested.

COMPLIANCE WITH CERTAIN REPORTING OBLIGATIONS

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and controlling stockholders to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock with the Securities and Exchange Commission and the Company. To the Company's knowledge, all reports required to be so filed were filed in accordance with the provisions of said Section 16(a).

FINANCIAL AND OTHER INFORMATION

     The Company's Annual Report on Form 10-K for the year ended March 31, 2001 is being sent to stockholders of record as of the Record Date together with this Proxy Statement.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournment thereof, the persons named in the accompanying form of proxy intend to vote the proxies in accordance with their best judgment.

                                            By Order of the Board of Directors,

                                            /s/ HARVEY H. ACHATZ
                                            Harvey H. Achatz
                                            Secretary

Plano, Texas
July 26, 2001

                                                                      APPENDIX I

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

          (1) Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

          (2) Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

          (3) Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

          (4) The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV below of this Charter.

II. COMPOSITION

     Effective no later than June 2001, the Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. A director will not be considered "independent," for purposes of serving as a member of the Committee, if, among other things, he or she has:

     - Been employed by the Corporation or its affiliates in the current or past three years;

     - Accepted any compensation from the Corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

     - An immediate family member who is, or has been in the past three years, employed by the Corporation or its affiliates as an executive officer;

     - Been a partner, controlling shareholder or an executive officer of any for-profit business to which the Corporation made, or from which it received, payments (other than those which arise solely from investments in the Corporation's securities) that exceed five percent of the organization's consolidated gross revenues for the year, or $200,000, whichever is more, in any of the past three years; or

     - Been employed as an executive of another entity where any of the Corporation's executives serve on that entity's compensation committee.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or any outside consultant.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Audit Committee shall submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

III. MEETINGS

     The Committee shall meet at least two times annually, or more or less frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management annually to review the scope of the current year audit, procedures to be utilized and conclusions therefrom, and to review the Corporation's financials consistent with IV.A below.

     The independent accountants shall be accountable to the Audit Committee and ultimately to the Board of Directors.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

  Documents/Reports Review

     (1) Review and update this Charter periodically, as conditions dictate.

     (2) Review the Corporation's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

     (3) Review the regular internal reports to management prepared by the internal auditing department and management's response.

     (4) Review with financial management and the independent accountants each 10-Q and 10-K prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

  Independent Accountants

     (5) Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence, including a review of management consulting and other service fees, not related to the provision of audit services.

     (6) Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant, and appointment of any new independent accountants.

     (7) Periodically consult with the independent accountants, out of the presence of management, about internal controls and the truthfulness and accuracy of the Corporation's financial statements.

  Financial Reporting Processes

     (8) In consultation with the independent accountants and the internal auditors, review the integrity of the Corporation's financial reporting processes, both internal and external.

     (9) Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

     (10) Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

  Process Improvement

     (11) Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     (12) Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     (13) Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financials statements.

     (14) Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee).

  Ethical and Legal Compliance

     (15) Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

     (16) Review management's monitoring of the Corporation's compliance with the Corporation's Ethical Code, and ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

     (17) Review activities, organizational structure, and qualifications of the internal audit department.

     (18) Review, with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.

     (19) Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

V. GENERAL

     To the extent not otherwise inconsistent herewith, the applicable provisions of the Corporation's Bylaws shall be incorporated herein, and without limitation of the specific duties and responsibilities set forth above, the Committee shall:

          (1) Consider and make recommendations to the Board with respect to the employment of a firm of independent public accountants;

          (2) Confer with the Corporation's independent public accountants to determine the scope of the audit that such accountants will perform;

          (3) Receive reports from the independent public accountants and transmit such reports to the Board, and after the close of the fiscal year, transmit to the Board the financial statements certified by such accountants;

          (4) Inquire into, examine and make comments on the accounting procedures of the Corporation and the reports of the independent public accountants, and

          (5) Consider and make recommendations to the Board upon matters presented to it by the officers of the Corporation pertaining to the audit practices and procedures adhered to by the Corporation.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  PFSweb, Inc.


         The undersigned hereby appoints Mark C. Layton and Harvey H. Achatz as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of PFSweb, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held September 14, 2001 or any adjournment thereof.











       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                                                          Please mark
                                                          your votes as    [X]
                                                          indicated in
                                                          this example


THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR ITEMS 1, 2 AND 3.       FOR   AGAINST  ABSTAIN
                                                                                                             FOR   AGAINST   ABSTAIN
ITEM 1 - ELECTION OF DIRECTOR      [ ]     [ ]      [ ]     ITEM 2 - TO AMEND THE COMPANY'S 2000 EMPLOYEE    [ ]     [ ]       [ ]
                                                                     STOCK PURCHASE PLAN.

         Nominee:                                           ITEM 3 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS  [ ]     [ ]       [ ]

         Christopher Yates




Signature                                           Signature                                            Date
         ------------------------------------------          ------------------------------------------      ----------------------

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.